Exhibit 99.1

NEWS RELEASE	Contact:
Kevin Wolf @Road Corporate Communications (650) 270-3023 kwolf@road-inc.com

@Road® Announces Executive Management Promotions

Fremont, CA – March 20, 2003 – @Road (Nasdaq: ARDI), a leading provider of location-enhanced wireless Internet services for mobile resource management (MRM), today announced executive management promotions and a new appointment. They are:

•	Tom Allen, promoted to chief operating officer and executive vice president;

•	Linda Standen, promoted to chief marketing officer and senior vice president; and

•	Alan Park, appointed to the newly-created position of chief sales officer.

Mr. Allen will continue to manage the @Road technology infrastructure, service delivery and customer satisfaction functions. Additionally, he will expand his management of day-to-day corporate operations, enabling Krish Panu, CEO and president of @Road, to increase his focus on large customer relations, strategic initiatives and realizing opportunities for rapid growth.

Ms. Standen will continue to manage the company’s marketing and solutions development efforts. Additionally, she will expand her role to include managing customer training and wireless carrier relationships.

Mr. Park is responsible for all @Road sales channels, sales operations, sales development and professional services. Mr. Park brings over 22 years of sales, professional services and management experience to @Road. He was most recently the president and CEO of Praxid, a provider of hosted business management applications, including enterprise resource planning (ERP) and customer relationship management (CRM). Prior to that, from 1980 to 2000 Mr. Park held vice president, general manager and other positions at Compaq, Sybase, Digital and IBM.

“I am very pleased to announce these promotions and welcome Alan to our team,” commented Mr. Panu. “As we continue to add large customers to our subscriber base, our ability to meet their demanding needs and provide world-class support has become one of our competitive advantages. To strengthen that advantage, we are assembling key customer functions under Alan. Moreover, today’s management promotions reflect our belief that @Road is tracking to the break-away leadership position in mobile resource management.”

These executives report directly to Mr. Panu. David Satterwhite, senior vice president, will leave the company at the end of the quarter to pursue other interests.

About @Road

@Road (Nasdaq: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating location technologies, wireless communications, transaction processing, software applications and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services using a pay-as-you-go subscription model, customers experience an immediate and measurable return-on-investment.

@Road delivers its MRM services to over 90,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.atroad.com.

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@Road is a registered trademark of At Road, Inc.